UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 16, 2009

CHINA GREEN AGRICULTURE, INC.

 (Exact name of Registrant as specified in charter)

Nevada	000-18606	36-3526027
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of Incorporation)		Identification No.)

3rd Floor, Borough A, Block A.
No.181 South Taibai Road
Xi’an, Shaanxi Province
People’s Republic of China 710065

(Address of principal executive offices)   (Zip Code)

Registrant's telephone number, including area code: (011)-86-29-88266368

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

☐	Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As previously disclosed in the Current Report on Form 8-K (the “Original 8-K”) of China Green Agriculture, Inc. (the “Company”) dated November 23, 2009, the Company previously entered into a Placement Agency Agreement with Rodman & Renshaw, LLC, as placement agent (the “Placement Agent”), relating to the registered direct offering (the “Offering”) of 1,282,052 shares of the common stock, par value $0.001 per share, of the Company (“Common Stock”).  The Company also granted to the Placement Agent an option for a period of 30 days from the date thereof to solicit offers and place up to 320,512 additional shares of Common Stock.  A copy of the Placement Agency Agreement and the form of Securities Purchase Agreement were filed as Exhibits 1.1 and 10.1, respectively, to the Original 8-K, and are incorporated herein by reference.

On December 16, 2009, Rodman & Renshaw, LLC exercised its right to place up to 320,512 additional shares (the “Shares”) of common stock at a price of $15.60 per share, for additional gross proceeds to the Company of approximately $5,000,000.

The closing of the placement of the Shares is expected to take place on or about December 17, 2009, subject to the satisfaction of customary closing conditions.

The Shares are being offered and sold pursuant to a prospectus dated June 12, 2009 and a prospectus supplement dated November 23, 2009, pursuant to the Company’s previously effective shelf registration statement on Form S-3 (Registration No. 333-159842), and that certain registration statement on Form S-3 dated November 23, 2009 filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended.

The Company estimates that the proceeds from Offering, including the sale of the Shares and the sale of the 1,282,052 shares of Common Stock in the first closing of the Offering on November 23, 2009, after deducting the fees of the Placement Agent but before deducting other offering expenses, will be approximately $24,500,000.

A copy of the press release announcing the placement of the Shares is attached as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following is filed as an exhibit to this report:

Exhibit No.	Description

99.1	Press Release, dated December 16, 2009

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 16, 2009	CHINA GREEN AGRICULTURE, INC.
(Registrant)

	By:	/s/ Ying Yang
Ying Yang
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated December 16, 2009